Exhibit (c) 1


GPU Energy News Release
May 19, 1999


                GPU Energy: NJBPU Decision to Have Lasting Impact


      MORRISTOWN, N.J. - May 19, 1999 - GPU Energy President and Chief Operating Officer Dennis Baldassari said the decision today by the New Jersey Board of Public Utilities (NJBPU) concerning the Company's stranded cost and unbundling plans for restructuring is fair and balances the needs of all parties. "There's no denying that today's ruling benefits customers and encourages competition in New Jersey. It certainly benefits the State of New Jersey.

      "Reaching consensus with as many parties as were involved in all the negotiating that took place the past several years is difficult at best. Throughout the process we made a concerted effort to implement restructuring in a fair and balanced manner and to create a structure to promote competition."

      The verbal NJBPU decision for Jersey Central Power & Light Company (doing business as GPU Energy) was rendered in a special NJBPU agenda meeting conducted this morning in Trenton.

      Specifically, Baldassari said the NJBPU had established shopping credits higher than those in the settlement agreement that the company had reached with several parties and filed on April 14, 1999. "We believe the shopping credits announced in our case are among the highest in the country," he said.

      The average shopping credits in the NJBPU decision are 5.13 cents per kilowatt hour effective August 1, 1999, 5.27 cents in 2000, 5.31 cents in 2001,
5.36 cents in 2002 and 5.40 cents in 2003.

      The amount of rate reductions for customers was also raised by the NJBPU an additional one percent from 10 percent to 11 percent in total. Baldassari noted that in addition to the five percent rate reduction effective August 1, 1999, customers will now receive additional reductions of one percent in 2000, two percent in 2001 and three percent in 2002. "With these reductions an average residential customer in 2002 will be paying less for electricity than in 1984," he said.

      Baldassari said it is clear that a great deal has been accomplished to stimulate competition. "This historical event will fundamentally change the way in which business is conducted by all New Jersey electric utilities. The real challenge as we go forward will be to continue to be the best delivery company that we can in this new environment."


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      Baldassari  said he would withhold  further  comment on the NJBPU decision pending receipt of the written NJBPU order.

      GPU, Inc., headquartered in Morristown, New Jersey is a registered utility holding company. GPU's three domestic electric utility subsidiaries -- Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company -- do business under the trade name of GPU Energy and serve approximately two million customers in a service area encompassing about half the land areas in New Jersey and Pennsylvania. GPU's other subsidiaries include:
GPU Advanced Resources, Inc.; GPU International, Inc.; GPU Generation, Inc.; GPU Nuclear, Inc.; GPU Service, Inc.; and GPU Telcom Services, Inc.


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Contact:

    Ron T. Morano, 973/644-4297
    (http://www.gpu.com)